EXHIBIT 4.5
                                   -----------
                              CONSULTING AGREEMENT
                              --------------------
                                                              November 26, 2001

Dear Mr. Pelletier:

      This will confirm the arrangements, terms and conditions pursuant to which Mr. Mike Pelletier (hereinafter referred to as "Consultant") will accept shares of common stock of Urbana.ca, Inc. (hereinafter referred to as the "Company") for information technology sales services rendered. The undersigned hereby agrees to the following terms and conditions:

      1. CONSULTING SERVICES. The Consultant will render information technology services and advice pertaining to the Company's business affairs. The Consultant acknowledges and agrees that the information technology services to be provided are not in connection with capital raising transactions.

      2. COMPENSATION. In lieu of cash compensation, the Consultant has agreed to accept 5,000 shares of common stock of the Company as payment in full for the IT services rendered. The Company will use its best efforts to file an S-8
Registration Statement registering the shares to be issued to the Consultant within 60 days of the date hereof and to maintain its effectiveness for a 12-month period after filing. The shares will be issued in three monthly installments of 1,667 shares, commencing upon the filing of the Form S-8 Registration Statement.

      3. LOCK-UP PROVISION. The Consultant agrees that he will not sell the shares any sooner than in three equal installments of 16,667 shares every 30 days, commencing 30 days after the filing of the Form S-8.

      4. RELATIONSHIP. Nothing herein shall constitute Consultant as employee or agent of the Company except to such extent as might hereafter be agreed upon for a particular purpose. Except as expressly agreed, Consultants shall not have the authority to obligate or commit the Company in any manner whatsoever.

      5. ASSIGNMENT AND TERMINATION. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either the Consultant or the Company nor may this Agreement be terminated by either party for any reason whatsoever without the prior written consent of the other party, which consent may not be arbitrarily withheld by the party whose consent is required.


Yours truly,

Urbana.ca Inc.



By:  David M. Groves
     President & CEO

Agreed and Accepted By:



By:      /s/ Mike Pelletier
   ---------------------------------
         Mike Pelletier